Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Greg Burns                Mark Nogal
Media Relations          Investor Relations
(847) 402-5600                (847) 402-2800

Allstate Delivers Strong Operating Results
Proactively responds to coronavirus

NORTHBROOK, Ill., May 5, 2020 – The Allstate Corporation (NYSE: ALL) today reported financial results for the first quarter of 2020.

The Allstate Corporation Consolidated Highlights
	Three months ended March 31,
($ in millions, except per share data and ratios)	2020	2019	% / pts Change
Consolidated revenues	$10,076	$10,990	(8.3)
Net income applicable to common shareholders	513	1,261	(59.3)
per diluted common share	1.59	3.74	(57.5)
Adjusted net income*	1,140	776	46.9
per diluted common share*	3.54	2.30	53.9
Return on common shareholders’ equity (trailing twelve months)
Net income applicable to common shareholders	18.0%	10.8%	7.2
Adjusted net income*	18.2%	13.5%	4.7
Book value per common share	69.67	63.59	9.6
Property-Liability combined ratio
Recorded	84.9	91.8	(6.9)
Underlying combined ratio*	82.2	84.2	(2.0)
Property-Liability insurance premiums earned	8,881	8,507	4.4
Catastrophe losses	211	680	(69.0)
Shelter-in-Place Payback expense	210	—	NA
Total policies in force (in thousands)	153,712	123,871	24.1

*
Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are denoted with an asterisk and defined and reconciled to the most directly comparable GAAP measure in the “Definitions of Non-GAAP Measures” section of this document.

NA = not applicable

“Allstate’s proactive risk and return management served customers and shareholders exceptionally well as the coronavirus pandemic hit our shores. After 89 years in the catastrophe business, we know success is determined by acting decisively, quickly and putting people first,” said Tom Wilson, Chair, President and CEO of The Allstate Corporation. “We led the industry in helping customers, including providing a Shelter-in-Place Payback of over $600 million since they are driving less due to social distancing requirements. Our employees and agents reacted quickly, with over 95% working from home to serve customers. Allstate Identity Protection is also providing free identity protection to any U.S. resident for the rest of the year. Public equity holdings were reduced in February by $4 billion as we adjusted our risk and return profile, which lowered the negative impact of the March equity market decline.”

“Operating and financial results were also strong with more policies in force and excellent returns for shareholders. Revenues were $10.1 billion and Property-Liability insurance premiums earned increased 4.4% over the prior year. Net income was $513 million in the quarter, and adjusted net income* was $1.14 billion, or $3.54 per common share, which was 53.9% higher than last year, reflecting lower catastrophe losses. Adjusted net income return on equity* was 18.2% for the last 12 months. Shareholders also benefited by receiving $670 million of cash through common share repurchases and dividends in the quarter. Allstate’s role in creating prosperity goes far beyond quarterly results, as laid out in our 2019 Prosperity Report,” concluded Wilson.

First Quarter 2020 Results

•
Total revenue of $10.08 billion in the first quarter of 2020 decreased 8.3% compared to the prior year quarter, primarily driven by net realized capital losses of $462 million in the first quarter of 2020 compared to gains of $662 million in the first quarter of 2019. Net investment income decreased 35.0% in the first quarter on lower performance-based results. Property-Liability insurance premiums earned increased 4.4%.

•
Net income applicable to common shareholders was $513 million, or $1.59 per diluted share, in the first quarter of 2020, compared to net income of $1.26 billion, or $3.74 per diluted share, in the first quarter of 2019. Higher underwriting income was more than offset by net realized capital losses and pension and other postretirement remeasurement losses. Adjusted net income* of $1.14 billion, or $3.54 per diluted share, for the first quarter of 2020 was above the prior year quarter, primarily due to higher underwriting income.

Property-Liability Results
	Three months ended March 31,
($ in millions, except ratios)	2020	2019	% / pts Change
Premiums written	8,592	8,327	3.2%
Underwriting income	1,345	700	92.1

Recorded Combined Ratio	84.9	91.8	(6.9)
Allstate Brand Auto	88.2	90.4	(2.2)
Allstate Brand Homeowners	70.9	92.2	(21.3)
Esurance Brand	96.3	99.4	(3.1)
Encompass Brand	94.5	100.8	(6.3)

Underlying Combined Ratio*	82.2	84.2	(2.0)
Allstate Brand Auto	87.7	90.2	(2.5)
Allstate Brand Homeowners	61.8	63.7	(1.9)
Esurance Brand	95.6	97.4	(1.8)
Encompass Brand	89.8	88.5	1.3

•
Property-Liability written premium of $8.59 billion increased 3.2% in the first quarter of 2020 compared to the prior year, driven by higher average premiums and policy growth in the Allstate brand. The recorded combined ratio of 84.9 in the first quarter of 2020 generated underwriting income of $1.35 billion, an increase of $645 million compared to the prior year quarter, primarily due to lower catastrophe losses, increased premiums earned and a decline in auto losses, partially offset by the Shelter-in-Place Payback expense.

◦
In response to the coronavirus pandemic, Allstate is providing a Shelter-in-Place Payback of more than $600 million to auto insurance customers, recording a $210 million expense in the first quarter of 2020. In addition, we are extending auto insurance coverage to customers using their personal vehicles for commercial purposes and offering auto and home insurance customers the option to delay two consecutive monthly premium payments without penalty.

◦
The underlying combined ratio* of 82.2 for the first quarter of 2020 was 2.0 points below the prior year quarter, reflecting higher premiums earned and lower losses. This was partially offset by the Shelter-in-Place Payback to our customers, which increased the expense ratio by 2.4 points in the first quarter. Excluding this impact, the expense ratio improved by 1.0 point to 23.4, compared to the first quarter of 2019.

◦
Allstate brand auto insurance net written premium grew 3.3%, and policies in force increased 0.9% in the first quarter of 2020 compared to the prior year quarter. The recorded combined ratio of 88.2 in the first quarter of 2020 was 2.2 points below the prior year quarter, and the underlying combined ratio* of 87.7 in the quarter was 2.5 points below the first quarter of 2019, primarily due to higher premiums earned and lower accident frequency from reduced miles driven. This was partially offset by higher severity and a 3.4 point impact from the Shelter-in-Place Payback expense.

◦
Allstate brand homeowners insurance net written premium grew 3.4%, and policies in force increased 0.9% in the first quarter of 2020 compared to the prior year quarter. The recorded combined ratio of 70.9 in the first quarter of 2020 was 21.3 points below the first quarter of 2019, primarily driven by lower catastrophe losses. The underlying combined ratio* of 61.8 was 1.9 points better than the prior year quarter, primarily due to a lower loss and expense ratio and increased premiums earned.

◦
Esurance brand net written premium decreased 2.3% in the first quarter of 2020 compared to the prior year quarter, primarily driven by a decline in auto policies in force partially offset by higher average premiums. The recorded combined ratio of 96.3 in the first quarter of 2020 was 3.1 points below the prior year quarter due to higher premiums earned and lower accident frequency, partially offset by the Shelter-in-Place Payback expense. The underlying combined ratio* of 95.6 was 1.8 points lower than the first quarter of 2019.

◦
Encompass brand net written premium decreased 0.9% in the first quarter of 2020 compared to the prior year quarter, driven by a decline in policies in force. The recorded combined ratio of 94.5 in the first quarter of 2020 was 6.3 points lower than the prior year quarter, primarily driven by lower catastrophe losses. The underlying combined ratio* of 89.8 in the first quarter was 1.3 points higher than the prior year quarter, driven by higher severity and the Shelter-in-Place Payback expense, partially offset by lower accident frequency.

Allstate Investment Results
	Three months ended March 31,
($ in millions, except ratios)	2020	2019	% / pts Change
Net investment income	$421	$648	(35.0)
Market-based investment income(1)	674	693	(2.7)
Performance-based investment (loss) income(1)	(208)	6	NM
Realized capital gains (losses)	(462)	662	NM
Change in unrealized net capital gains and losses, pre-tax	(1,837)	1,335	NM
Total return on investment portfolio	(2.4)%	3.3%	(5.7)
Total return on investment portfolio (trailing twelve months)	3.6%	4.7%	(1.1)

(1)	Investment expenses are not allocated between market-based and performance-based portfolios with the exception of investee level expenses.
NM = not meaningful

•
Allstate Investments $84.8 billion portfolio generated net investment income of $421 million in the first quarter of 2020, a decrease of $227 million from the prior year quarter, due to lower performance-based results. In February, we reduced equity exposure by $4 billion, primarily through the sale of public equity securities at an average sale price equivalent to 3,281 on the S&P 500 compared to 2,585 at March 31, 2020. The proceeds were invested in investment grade fixed income securities.

◦	Total return on the investment portfolio was -2.4% for the quarter, reflecting lower valuations for fixed income and equity investments.

◦
Market-based investments contributed $674 million of investment income in the first quarter of 2020, a decrease of $19 million, or -2.7%, compared to the prior year quarter, due to lower interest-bearing portfolio yields.

◦
Performance-based investment losses were $208 million in the first quarter of 2020, compared to income of $6 million in the prior year quarter. First quarter results include write-downs of $137 million on four underperforming private equity investments. We also recognized declines in the value of limited partnership interests where available information enabled updated estimates. This included updating publicly traded investments held within limited partnerships to their March 31, 2020 values, which reduced income by $52 million. Additionally, $195 million of valuation increases reported in the fourth quarter 2019 partnership financial statements were excluded from income considering the equity market decline in March.

◦	Net realized capital losses were $462 million in the first quarter of 2020, compared to gains of $662 million in the prior year quarter.

◦
Unrealized net capital gains decreased $1.84 billion from prior year end, as fixed income valuations declined, reflecting wider credit spreads, which were only partially offset by lower interest rates.

Allstate Life, Benefits and Annuities Results
	Three months ended March 31,
($ in millions)	2020	2019	% Change
Premiums and Contract Charges
Allstate Life	$333	$337	(1.2)%
Allstate Benefits	282	288	(2.1)
Allstate Annuities	2	3	(33.3)
Adjusted Net Income (Loss)
Allstate Life	$80	$73	9.6%
Allstate Benefits	24	31	(22.6)
Allstate Annuities	(139)	(25)	NM

•	Allstate Life adjusted net income was $80 million in the first quarter of 2020, a $7 million increase from the prior year quarter, primarily driven by lower operating costs and expenses.

•
Allstate Benefits premium declined 2.1% compared to the prior year quarter, primarily due to decreases in disability products driven by the non-renewal of a large underperforming account in the fourth quarter of 2019. Adjusted net income of $24 million in the first quarter of 2020 was $7 million lower than the prior year quarter, due to higher operating costs and expenses driven by increased investments in technology and higher amortization of DAC.

•
Allstate Annuities adjusted net loss was $139 million in the first quarter of 2020 compared to adjusted net loss of $25 million in the prior year quarter, primarily due to lower performance-based investment income.

Service Businesses Results
	Three months ended March 31,
($ in millions)	2020	2019	% / $ Change
Total Revenues	$430	$392	9.7%
Allstate Protection Plans	200	164	22.0
Allstate Dealer Services	112	107	4.7
Allstate Roadside Services	60	73	(17.8)
Arity	30	24	25.0
Allstate Identity Protection	28	24	16.7
Adjusted Net Income (Loss)	$37	$11	$26
Allstate Protection Plans	34	14	20
Allstate Dealer Services	7	6	1
Allstate Roadside Services	2	(6)	8
Arity	(3)	(2)	(1)
Allstate Identity Protection	(3)	(1)	(2)

•
Service Businesses policies in force grew to 113.7 million, and revenues increased to $430 million in the first quarter, 9.7% higher than the first quarter of 2019. Adjusted net income of $37 million increased by $26 million compared to the prior year quarter, primarily due to growth at Allstate Protection Plans and improved results at Allstate Roadside Services.

◦
Allstate Protection Plans revenue was $200 million in the first quarter of 2020, reflecting policy growth of 29.3 million compared to the first quarter of 2019. Adjusted net income of $34 million in the first quarter of 2020 was $20 million higher than the prior year quarter due to increased revenue and improved loss experience.

◦	Allstate Dealer Services revenue of $112 million was 4.7% higher than the first quarter of 2019, and adjusted net income was $7 million.

◦
Allstate Roadside Services revenue of $60 million in the first quarter of 2020 decreased 17.8% compared to the first quarter of 2019, reflecting declines in wholesale and retail business. Adjusted net income of $2 million in the first quarter was $8 million better than the prior year quarter, driven by fewer claims and lower operating expenses.

◦
Arity revenue was $30 million in the first quarter of 2020, primarily from contracts with affiliates. The adjusted net loss of $3 million in the quarter includes investments in capabilities and growth.

◦	Allstate Identity Protection had revenues of $28 million and an adjusted net loss of $3 million in the first quarter of 2020 related to growth and integration expenses.

Proactive Capital Management

“Allstate’s capital position and liquidity remain strong, including $3.4 billion in parent holding company deployable assets and $8.8 billion in highly liquid securities generally saleable in one week. In the first quarter we generated strong returns on capital and plan to continue share repurchases under the current $3 billion program, which is expected to be completed by the end of 2021,” said Mario Rizzo, Chief Financial Officer.

Visit www.allstateinvestors.com to view additional information about Allstate’s results, including a webcast of its quarterly conference call and the call presentation. The conference call will be held at 9 a.m. ET on Wednesday, May 6. Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent annual report on Form 10-K. Forward-looking statements are as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

($ in millions, except par value data)	March 31, 2020	December 31, 2019
Assets
Investments:
Fixed income securities, at fair value (amortized cost, net $58,945 and $56,293)	$59,857	$59,044
Equity securities, at fair value (cost $3,631 and $6,568)	3,701	8,162
Mortgage loans, net	4,759	4,817
Limited partnership interests	7,087	8,078
Short-term, at fair value (amortized cost $5,671 and $4,256)	5,671	4,256
Other, net	3,767	4,005
Total investments	84,842	88,362
Cash	338	338
Premium installment receivables, net	6,401	6,472
Deferred policy acquisition costs	4,742	4,699
Reinsurance and indemnification recoverables, net	9,214	9,211
Accrued investment income	593	600
Property and equipment, net	1,123	1,145
Goodwill	2,544	2,545
Other assets, net	3,876	3,534
Separate Accounts	2,434	3,044
Total assets	$116,107	$119,950
Liabilities
Reserve for property and casualty insurance claims and claims expense	$27,148	$27,712
Reserve for life-contingent contract benefits	12,244	12,300
Contractholder funds	17,404	17,692
Unearned premiums	14,999	15,343
Claim payments outstanding	892	929
Deferred income taxes	331	1,154
Other liabilities and accrued expenses	9,849	9,147
Long-term debt	6,633	6,631
Separate Accounts	2,434	3,044
Total liabilities	91,934	93,952
Shareholders’ equity
Preferred stock and additional capital paid-in, $1 par value, 25 million shares authorized, 81.0 thousand and 92.5 thousand shares issued and outstanding, $2,025 and $2,313 aggregate liquidation preference	1,970	2,248
Common stock, $.01 par value, 3.0 billion shares authorized and 900 million issued, 315 million and 319 million shares outstanding	9	9
Additional capital paid-in	3,519	3,463
Retained income	48,326	48,074
Treasury stock, at cost (585 million and 581 million shares)	(30,209)	(29,746)
Accumulated other comprehensive income:
Unrealized net capital gains and losses on fixed income securities with credit losses	—	70
Other unrealized net capital gains and losses	714	2,094
Unrealized adjustment to DAC, DSI and insurance reserves	(184)	(277)
Total unrealized net capital gains and losses	530	1,887
Unrealized foreign currency translation adjustments	(98)	(59)
Unamortized pension and other postretirement prior service credit	126	122
Total accumulated other comprehensive income	558	1,950
Total shareholders’ equity	24,173	25,998
Total liabilities and shareholders’ equity	$116,107	$119,950

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

($ in millions, except per share data)	Three months ended March 31,
	2020	2019

Revenues
Property and casualty insurance premiums	$9,235	$8,802
Life premiums and contract charges	617	628
Other revenue	265	250
Net investment income	421	648
Realized capital gains (losses)	(462)	662
Total revenues	10,076	10,990

Costs and expenses
Property and casualty insurance claims and claims expense	5,341	5,820
Shelter-in-Place Payback expense	210	—
Life contract benefits	501	497
Interest credited to contractholder funds	132	162
Amortization of deferred policy acquisition costs	1,401	1,364
Operating costs and expenses	1,399	1,380
Pension and other postretirement remeasurement (gains) losses	318	15
Restructuring and related charges	5	18
Amortization of purchased intangibles	28	32
Interest expense	81	83
Total costs and expenses	9,416	9,371

Gain on disposition of operations	1	1

Income from operations before income tax expense	661	1,620

Income tax expense	112	328

Net income	549	1,292

Preferred stock dividends	36	31

Net income applicable to common shareholders	$513	$1,261

Earnings per common share:

Net income applicable to common shareholders per common share – Basic	$1.62	$3.79

Weighted average common shares – Basic	317.4	332.6

Net income applicable to common shareholders per common share – Diluted	$1.59	$3.74

Weighted average common shares – Diluted	322.4	337.5

Definitions of Non-GAAP Measures
We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.
Adjusted net income is net income applicable to common shareholders, excluding:

•
realized capital gains and losses, after-tax, except for periodic settlements and accruals on non-hedge derivative instruments, which are reported with realized capital gains and losses but included in adjusted net income,

•	pension and other postretirement remeasurement gains and losses, after-tax,

•	valuation changes on embedded derivatives not hedged, after-tax,

•
amortization of deferred policy acquisition costs (“DAC”) and deferred sales inducements (“DSI”), to the extent they resulted from the recognition of certain realized capital gains and losses or valuation changes on embedded derivatives not hedged, after-tax,

•	business combination expenses and the amortization or impairment of purchased intangibles, after-tax,

•	gain (loss) on disposition of operations, after-tax, and

•
adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years.

Net income applicable to common shareholders is the GAAP measure that is most directly comparable to adjusted net income.
We use adjusted net income as an important measure to evaluate our results of operations. We believe that the measure provides investors with a valuable measure of the company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of realized capital gains and losses, pension and other postretirement remeasurement gains and losses, valuation changes on embedded derivatives not hedged, business combination expenses and the amortization or impairment of purchased intangibles, gain (loss) on disposition of operations and adjustments for other significant non-recurring, infrequent or unusual items. Realized capital gains and losses, pension and other postretirement remeasurement gains and losses, valuation changes on embedded derivatives not hedged and gain (loss) on disposition of operations may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process. Consistent with our intent to protect results or earn additional income, adjusted net income includes periodic settlements and accruals on certain derivative instruments that are reported in realized capital gains and losses because they do not qualify for hedge accounting or are not designated as hedges for accounting purposes. These instruments are used for economic hedges and to replicate fixed income securities, and by including them in adjusted net income, we are appropriately reflecting their trends in our performance and in a manner consistent with the economically hedged investments, product attributes (e.g. net investment income and interest credited to contractholder funds) or replicated investments. Business combination expenses are excluded because they are non-recurring in nature and the amortization or impairment of purchased intangibles is excluded because it relates to the acquisition purchase price and is not indicative of our underlying business results or trends. Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends. Accordingly, adjusted net income excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business. A byproduct of excluding these items to determine adjusted net income is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods. Adjusted net income is used by management along with the other components of net income applicable to common shareholders to assess our performance. We use adjusted measures of adjusted net income in incentive compensation. Therefore, we believe it is useful for investors to evaluate net income applicable to common shareholders, adjusted net income and their components separately and in the aggregate when reviewing and evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize adjusted net income results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s performance. We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses adjusted net income as the denominator. Adjusted net income should not be considered a substitute for net income applicable to common shareholders and does not reflect the overall profitability of our business.
The following tables reconcile net income applicable to common shareholders and adjusted net income. Taxes on adjustments to reconcile net income applicable to common shareholders and adjusted net income generally use a 21% effective tax rate and are reported net of income taxes as the reconciling adjustment.

($ in millions, except per share data)	Three months ended March 31,
	Consolidated		Per diluted common share
	2020	2019	2020	2019
Net income applicable to common shareholders	$513	$1,261	$1.59	$3.74
Realized capital (gains) losses, after-tax	366	(524)	1.13	(1.55)
Pension and other postretirement remeasurement (gains) losses, after-tax	251	11	0.78	0.03
Valuation changes on embedded derivatives not hedged, after-tax	(14)	3	(0.04)	0.01
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives not hedged, after-tax	3	2	0.01	—
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	—	(1)	—	—
Business combination expenses and the amortization of purchased intangibles, after-tax	22	25	0.07	0.07
Gain on disposition of operations, after-tax	(1)	(1)	—	—
Adjusted net income*	$1,140	$776	$3.54	$2.30

Adjusted net income return on common shareholders’ equity is a ratio that uses a non-GAAP measure. It is calculated by dividing the rolling 12-month adjusted net income by the average of common shareholders’ equity at the beginning and at the end of the 12-months, after excluding the effect of unrealized net capital gains and losses. Return on common shareholders’ equity is the most directly comparable GAAP measure. We use adjusted net income as the numerator for the same reasons we use adjusted net income, as discussed above. We use average common shareholders’ equity excluding the effect of unrealized net capital gains and losses for the denominator as a representation of common shareholders’ equity primarily attributable to the company’s earned and realized business operations because it eliminates the effect of items that are unrealized and vary significantly between periods due to external economic developments such as capital market conditions like changes in equity prices and interest rates, the amount and timing of which are unrelated to the insurance underwriting process. We use it to supplement our evaluation of net income applicable to common shareholders and return on common shareholders’ equity because it excludes the effect of items that tend to be highly variable from period to period. We believe that this measure is useful to investors and that it provides a valuable tool for investors when considered along with return on common shareholders’ equity because it eliminates the after-tax effects of realized and unrealized net capital gains and losses that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management. In addition, it eliminates non-recurring items that are not indicative of our ongoing business or economic trends. A byproduct of excluding the items noted above to determine adjusted net income return on common shareholders’ equity from return on common shareholders’ equity is the transparency and understanding of their significance to return on common shareholders’ equity variability and profitability while recognizing these or similar items may recur in subsequent periods. We use adjusted measures of adjusted net income return on common shareholders’ equity in incentive compensation. Therefore, we believe it is useful for investors to have adjusted net income return on common shareholders’ equity and return on common shareholders’ equity when evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize adjusted net income return on common shareholders’ equity results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s utilization of capital. We also provide it to facilitate a comparison to our long-term adjusted net income return on common shareholders’ equity goal. Adjusted net income return on common shareholders’ equity should not be considered a substitute for return on common shareholders’ equity and does not reflect the overall profitability of our business.
The following tables reconcile return on common shareholders’ equity and adjusted net income return on common shareholders’ equity.

($ in millions)	For the twelve months ended March 31,
	2020	2019
Return on common shareholders’ equity
Numerator:
Net income applicable to common shareholders	$3,930	$2,296
Denominator:
Beginning common shareholders’ equity (1)	$21,488	$20,970
Ending common shareholders’ equity (1)	22,203	21,488
Average common shareholders’ equity	$21,846	$21,229
Return on common shareholders’ equity	18.0%	10.8%

($ in millions)	For the twelve months ended March 31,
	2020	2019
Adjusted net income return on common shareholders’ equity
Numerator:
Adjusted net income *	$3,841	$2,797

Denominator:
Beginning common shareholders’ equity (1)	$21,488	$20,970
Less: Unrealized net capital gains and losses	972	187
Adjusted beginning common shareholders’ equity	20,516	20,783

Ending common shareholders’ equity (1)	22,203	21,488
Less: Unrealized net capital gains and losses	530	972
Adjusted ending common shareholders’ equity	21,673	20,516
Average adjusted common shareholders’ equity	$21,095	$20,650
Adjusted net income return on common shareholders’ equity *	18.2%	13.5%
_____________
(1) Excludes equity related to preferred stock of $1,970 million as of March 31, 2020, $1,930 million as of March 31, 2019 and $2,303 million as of March 31, 2018.

Combined ratio excluding the effect of catastrophes, prior year reserve reestimates and amortization or impairment of purchased intangibles (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio, the effect of prior year non-catastrophe reserve reestimates on the combined ratio, and the effect of amortization or impairment of purchased intangibles on the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses, prior year reserve reestimates and amortization or impairment of purchased intangibles. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year reserve reestimates are caused by unexpected loss development on historical reserves, which could increase or decrease current year net income. Amortization or impairment of purchased intangibles relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. We also provide it to facilitate a comparison to our outlook on the underlying combined ratio. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.
The following tables reconcile the respective combined ratio to the underlying combined ratio. Underwriting margin is calculated as 100% minus the combined ratio.

Property-Liability	Three months ended March 31,
	2020	2019
Combined ratio	84.9	91.8
Effect of catastrophe losses	(2.4)	(8.0)
Effect of prior year non-catastrophe reserve reestimates	(0.3)	0.4
Underlying combined ratio*	82.2	84.2

Effect of prior year catastrophe reserve reestimates	(0.2)	0.6

Effect of Shelter-in-Place Payback expense on combined and expense ratios	2.4	—

Allstate brand - Total	Three months ended March 31,
	2020	2019
Combined ratio	83.8	90.9
Effect of catastrophe losses	(2.4)	(8.3)
Effect of prior year non-catastrophe reserve reestimates	(0.3)	0.6
Underlying combined ratio*	81.1	83.2

Effect of prior year catastrophe reserve reestimates	(0.2)	0.6

Effect of Shelter-in-Place Payback expense on combined and expense ratios	2.3	—

Allstate brand - Auto Insurance	Three months ended March 31,
	2020	2019
Combined ratio	88.2	90.4
Effect of catastrophe losses	(0.2)	(1.3)
Effect of prior year non-catastrophe reserve reestimates	(0.3)	1.1
Underlying combined ratio*	87.7	90.2

Effect of prior year catastrophe reserve reestimates	(0.1)	—

Effect of Shelter-in-Place Payback expense on combined and expense ratios	3.4	—

Allstate brand - Homeowners Insurance	Three months ended March 31,
	2020	2019
Combined ratio	70.9	92.2
Effect of catastrophe losses	(8.9)	(28.2)
Effect of prior year non-catastrophe reserve reestimates	(0.2)	(0.3)
Underlying combined ratio*	61.8	63.7

Effect of prior year catastrophe reserve reestimates	(0.4)	2.3

Esurance brand - Total	Three months ended March 31,
	2020	2019
Combined ratio	96.3	99.4
Effect of catastrophe losses	(0.6)	(1.2)
Effect of prior year non-catastrophe reserve reestimates	(0.1)	(0.6)
Effect of amortization of purchased intangibles	—	(0.2)
Underlying combined ratio*	95.6	97.4

Effect of prior year catastrophe reserve reestimates	—	—

Effect of Shelter-in-Place Payback expense on combined and expense ratios	3.3	—

Encompass brand - Total	Three months ended March 31,
	2020	2019
Combined ratio	94.5	100.8
Effect of catastrophe losses	(4.7)	(11.9)
Effect of prior year non-catastrophe reserve reestimates	—	(0.4)
Underlying combined ratio*	89.8	88.5

Effect of prior year catastrophe reserve reestimates	(0.8)	1.6

Effect of Shelter-in-Place Payback expense on combined and expense ratios	2.0	—

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